                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                          (Amendment No. (1)
                                         ---

                             Media Metrix, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock Par Value $0.01
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 33388751
                     ----------------------------------
                              (CUSIP Number)


-------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33388751                     13G                   Page 2 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak Investment Partners VI, Limited Partnership
  06-1412578
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /*/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 479,772 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              479,772 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 479,772 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.44%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                   Page 3 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

  Oak Associates VI, LLC
  06-1412579
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 479,772 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              479,772 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 479,772 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.44%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-I.I.C.
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                   Page 4 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /*/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 10,847 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              10,847 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 10,847 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.06%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                    Page 5 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 10,847 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              10,847 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 10,847 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     0.06%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                    Page 6 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                    Page 7 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                   Page 8 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                    Page 9 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                  Page 10 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                   Page 11 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33388751                     13G                  Page 12 0f 23 pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Eileen M. More
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                 Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                 490,619 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                              Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                              490,619 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

 490,619 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

     2.50%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.01
                               CUSIP No. 33388751

ITEM 1(a)                  NAME OF ISSUER:
                           Media Metrix, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                    35 East  21st Street
                                    New York, New York 10010

ITEM 2(a)                  NAME OF PERSON FILING:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.01

ITEM 2(e)                  CUSIP NUMBER: 33388751

                                                             Page 14 of 23 pages

ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 19,659,421 shares outstanding as of November 5, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                            Page 15 of 23 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation

                                            By:      /S/ EDWARD F. GLASSMEYER
                                                     Edward F. Glassmeyer, as
                                                     General Partner or
                                                     Managing Member or as
                                                     Attorney-in-fact for the
                                                     above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                                            By:      /S/ EDWARD F. GLASSMEYER
                                                     Edward F. Glassmeyer,
                                                     Individually and as
                                                     Attorney-in-fact for the
                                                     above-listed individuals

                                                            Page 16 of 23 pages

                                                 INDEX TO EXHIBITS


                                                                                                 PAGE

EXHIBIT A                           Agreement of Reporting Persons                               17

EXHIBIT B                           Power of Attorney                                            18
